EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

     We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated February 11, 2009, relating to the consolidated financial statements of TELUS Corporation and the effectiveness of TELUS Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 40-F of TELUS Corporation for the year ended December 31, 2008, and to the reference to us under the caption “Experts“ in the Prospectus, which is part of this Registration Statement on Form F-3.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Independent Registered Chartered Accountants
Vancouver, Canada
November 6, 2009